UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 30, 2013

TIGERLOGIC CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-16449	94-3046892
(State or other jurisdiction of incorporation)	(Commission File Number)	(I. R. S. Employer Identification No.)

25A Technology Drive

Irvine, CA 92618

(Address of principal executive offices, Zip Code)

Registrant’s telephone number, including area code:  (949) 442-4400

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)                                  On Saturday, March 30, 2013, the Compensation Committee of the Board of Directors of TigerLogic Corporation (the “Company”) approved the payment of discretionary cash bonuses to Richard W. Koe, the Company’s President and Chief Executive Officer, and Thomas G. Lim, the Company’s Chief Financial Officer, in the amount of $40,000 each; and to John H. Bramley, the Company’s Vice President of Operations, in the amount of $30,000. The bonuses were approved in connection with the Compensation Committee’s evaluation of each individual officer’s performance and the Company’s overall performance for the fiscal year ended March 31, 2013.

In addition, also on March 30, 2013, the Compensation Committee of the Board of Directors approved stock option awards to Mr. Lim and Mr. Bramley to purchase up to 50,000 shares and 100,000 shares, respectively, of the Company’s common stock under the Company’s 2009 Equity Incentive Plan and a standard of form of agreement thereunder.  In accordance with the Company’s policy, the grant date for these options is April 1, 2013 and the exercise price is $1.92 per share, which is the market closing price of the Company’s common stock on April 1, 2013.  The shares subject to the options vest monthly over a two year period.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TIGERLOGIC CORPORATION

Dated: April 3, 2013	By:	/s/ Thomas Lim
Thomas Lim
Chief Financial Officer